Exhibit 99.1

CARROLS RESTAURANT GROUP, INC. ENTERS INTO AGREEMENT WITH BURGER

KING CORP. TO ACQUIRE 278 BURGER KING® RESTAURANTS IN U.S.

Carrols to Remodel 450 BURGER KING® Restaurants Over the Next Three and a Half Years

MIAMI, FL / SYRACUSE, NY – March 26, 2012 – Burger King Corp. (“BKC”) and Carrols Restaurant Group, Inc. (“Carrols”) (Nasdaq: TAST) today announced that they have entered into an asset purchase agreement for the purchase by Carrols (through its operating subsidiary Carrols LLC) of 278 BKC company-owned restaurants in the Ohio, Indiana, Kentucky, Pennsylvania, North Carolina, South Carolina and Virginia markets.

As a part of the transaction, Carrols will lead the Burger King system in its remodeling program by committing to remodel approximately 450 BURGER KING® restaurants over the next three and half years, to the brand’s 20/20 restaurant image, which features a fresh, sleek, eye-catching design.

Carrols, the largest BURGER KING® franchisee in the U.S., is currently in the process of completing its spin-off to its shareholders of Fiesta Restaurant Group, Inc. (“Fiesta”), which owns and operates its Pollo Tropical® and Taco Cabana® restaurant brands. The acquisition of BKC’s restaurants is conditioned upon, and is expected to close following the completion of, the spin-off as well as a financing to fund the restaurant remodeling program, cash paid to BKC in connection with the transaction and to refinance Carrols LLC’s existing senior secured credit facility. Upon completion of the transactions, Carrols will only operate BURGER KING® restaurants and will become the system’s largest franchisee globally with 575 restaurants. Carrols anticipates that the spin-off of Fiesta will be complete in April.

Transaction Highlights

•

Total consideration to BKC will include a 28.9% equity interest in Carrols, after the spin-off of Fiesta, and total cash payments of approximately $15.8 million. The cash consideration is for refranchising fees of $9.4 million, inventory of approximately $2.5 million and payments to be made over five years by Carrols in conjunction with BKC’s assignment to Carrols of its right of first refusal on sales of BURGER KING® restaurants by existing franchisees in 20 states.

•	Carrols will lead the BURGER KING® system in its restaurant remodeling program with commitments to remodel approximately 450 restaurants over the next three and half years.

•	BKC’s President, North America Steve Wiborg and Chief Financial Officer Daniel Schwartz will join Carrols’ Board of Directors upon completion of the transaction.

“We are very excited to further solidify our relationship with our long-time franchisee, Carrols Restaurant Group,” said Wiborg. “Carrols has a proven track record of running industry-leading restaurants and has demonstrated a long-term commitment to the BURGER KING® brand. Their leadership, operational expertise and commitment to upgrade the image of their restaurants across the country will greatly contribute to our efforts to provide our restaurant guests with friendly service and quality products served in a fresh, new environment.”

Dan Accordino, Chief Executive Officer and President of Carrols Restaurant Group, Inc. said, “With the spin-off of Fiesta nearly behind us, our sole focus as we move forward will be on expanding our BURGER KING® business and leveraging our operating infrastructure to build shareholder value. We believe that there are significant opportunities for us to grow Carrols through acquisition and consolidation opportunities present within the BURGER KING® system. This transaction, along with the close relationship that we are establishing with BKC, is a very exciting and pivotal step as we begin this journey.”

Carrols plans to issue a class of voting preferred stock to BKC that will be convertible into 28.9% of the outstanding shares of Carrols’ common stock, subject to certain restrictions limiting the conversion and voting rights to an amount not to exceed 19.9% of the outstanding shares. The removal of such restrictions will be subject to obtaining the approval of Carrols’ stockholders at its next annual meeting. The closing of the transaction is not subject to or conditioned on obtaining shareholder approval. The convertible preferred stock will also have certain approval rights so long as BKC has more than a 10% equity interest.

ABOUT BURGER KING CORPORATION

Founded in 1954, BURGER KING® is the second largest fast food hamburger chain in the world based on number of restaurants. The original HOME OF THE WHOPPER®, the BURGER KING® system operates in over 12,500 locations serving over 11 million guests daily in 81 countries and territories worldwide. Approximately 90 percent of BURGER KING® restaurants are owned and operated by independent franchisees, many of them family-owned operations that have been in business for decades. Burger King Corp. is privately-held by 3G Capital, a multi-billion dollar, global investment firm focused on long-term value creation. For more information on 3G Capital, please visit http://3g-capital.com/. To learn more about Burger King Corp., please visit the company’s website at www.bk.com or follow us on Facebook and Twitter.

ABOUT CARROLS RESTAURANT GROUP, INC.

Carrols Restaurant Group, Inc. is BKC’s largest franchisee in the U.S. with 297 BURGER KING® restaurants as of March 23, 2012 and has operated BURGER KING® restaurants since 1976. The Company also owns the Pollo Tropical and Taco Cabana restaurant brands through its indirect wholly-owned subsidiary Fiesta Restaurant Group, Inc., which it is in the process of spinning off to its shareholders. Including Fiesta Restaurant Group, Carrols currently operates a total of 546 restaurants in 17 states as of March 23, 2012. For more information on Carrols, please visit the company’s website at www.carrols.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols’ and BKC’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects”, “intends” or similar expressions. In addition, expressions of our strategies, intentions or plans, (including, without limitation, Carrols’ spin-off transaction) are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols’ and BKC’s filings with the Securities and Exchange Commission.

Media Contacts:

Burger King Corp.	Carrols Restaurant Group, Inc.
Miguel Piedra	Investor Relations
Vice President, Global Communications	800-348-1074 ext. 3333
mediainquiries@whopper.com	investorrelations@carrols.com
305-378-7277

-END-